EXHIBIT 5.0


                           March 29, 2000


Viskase Companies, Inc.
6855 W. 65th Street
Chicago, Illinois 60638

     Re: Viskase Companies, Inc. 1,000,000 Shares of Common Stock, par value $.01 pr share
            ---------------------------------------------------------

     This opinion of counsel is provided in my capacity as Associate General Counsel of Viskase Companies, Inc. ("Viskase"), a Delaware corporation.

     I refer to the Registration Statement on Form S-8 (the "Registration Statement") being filed by Viskase with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 1,000,000 shares of common stock, par value $.01 per share (the "Shares"), of Viskase, together with 1,000,000 common stock purchase rights (the "Rights") associated therewith, to be issued under the 1999 Parallel Nonqualified Savings Plan (the "Plan"). The terms of the Rights are set forth in the Rights Agreement dated as of June 26, 1996 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent.

     I am familiar with the corporate proceedings to date with respect to the proposed issuance and sale of the Shares and the Rights and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

     Based on the foregoing, I am of the opinion that:

     Viskase is duly incorporated and validly existing in good standing under the laws of the State of Delaware.

     All Shares as may be issued in accordance with the terms of the Plan will, upon such issuance, be validly issued, fully paid and non-assessable shares of Viskase.

     The Rights associated with the Shares referred to in paragraph 2 will be legally issued when (i) such Rights have been duly issued in accordance with the terms of the Rights Agreement and (ii) the associated Shares have been duly issued and paid for as set forth in paragraph 2.

     The opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States of America. I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the issuance and sale of the Shares.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to myself included in or made a part of the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Sincerely yours,


/s/  Kimberly K. Duttlinger
----------------------------
Kimberly K. Duttlinger
Associate General Counsel